                                                                    Exhibit 10.4
                              EMPLOYMENT AGREEMENT


        AGREEMENT (the "Agreement") dated this February 2, 2005 (the "Effective Date") made by and between Presstek, Inc., a Delaware corporation, its parents, subsidiaries, divisions, or affiliated entities, successors and assigns (the "Employer"), and G. Michael McCarthy (the "Employee").

        WHEREAS, the Employee has been employed with the Company as Vice President, Business Integration and has been promoted to, and is currently employed as Senior Vice President, Operations of the Employer and both the Employer and the Employee now wish for the Employee to continue to be employed as Senior Vice President, Operations of the Employer; and

        WHEREAS, the Employee wishes to continue his employment with the Employer and the Employer wishes to continue its employment of the Employee under the terms of this Agreement on the date this Agreement is executed by the parties as set forth above.

        NOW, THEREFORE, in consideration of the promises hereafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto AGREE as follows:

1. Consideration. In consideration for the Employee's execution of this Agreement, the Employer agrees that the Employee's employment shall continue as set forth in this Agreement, the Employee shall be permitted access to the Employer's confidential information and trade secrets and the Employee shall be eligible to receive post-Term Severance Payments (Section 9) or the Change in Control payment (Section 12) as set forth in this Agreement (subject to his compliance with Sections 10 and 11 of this Agreement). The Employee understands, acknowledges and agrees that the Employee would not receive the consideration specified in this Section 1, except for the Employee's execution of this Agreement and the fulfillment of the promises contained herein.

2. Employment. Commencing from the date of this Agreement as set forth above (the "Start Date"), the Employee shall continue his employment as Senior Vice President, Operations of the Employer under this Agreement through the Term of this Agreement. The Employee shall render executive, policy, operations and other management services to the Employer as determined by the Chief Executive Officer and President and/or Board of Directors of the Employer (the "Board") and shall perform such other related duties as they may from time to time reasonably direct.

3. Employment Term. "Term," as used in this Agreement, shall refer to the Term of this Agreement as defined in this Section. The Term of the employment under this Agreement shall commence on the Start Date and shall initially end three years thereafter, on the day preceding the third anniversary of the Start Date, unless terminated sooner in accordance with the provisions hereof. The Term of employment under this Agreement shall, on each anniversary of the Start Date thereafter (commencing with the third anniversary of the Start Date), be automatically extended for an additional year unless the Employer or the Employee gives written notice to the other, at least 180 days prior to such anniversary date, that he or it does not concur in such extension. If neither party gives notice of non-concurrence in such extension, the Term will be automatically extended for an additional year, unless terminated sooner in accordance with the provisions hereof.

4.       Compensation.

        (A) Salary. The Employer agrees to pay the Employee during the Term of this Agreement an annual base salary equal to TWO HUNDRED AND TWENTY FIVE THOUSAND U.S. DOLLARS AND ZERO CENTS ($225,000) with the salary to be reviewed no less than annually during the Term of this Agreement by the Board of Directors or Compensation Committee of the Employer. The base salary of the Employee shall not be decreased at any time during the Term of this Agreement from the amount then in effect, unless the Employee otherwise agrees in writing. The salary shall be payable to the Employee in accordance with the Employer's payroll system, as determined by the Employer, but not less frequently than monthly. All payments and benefits in this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

        (B) Equity or Securities Compensation. Subject to the terms and conditions of the Employer's 2003 Stock Option and Incentive Plan (the "Plan"), the Employee shall be granted, on the Effective Date, options to purchase fifty thousand (50,000) shares of common stock of the Employer at a price per share equal to the fair market value of the shares on the Effective Date, such options to be immediately exercisable on June 30, 2005. In addition, subject to the terms and conditions of the Employer's 2003 Stock Option and Incentive Plan (the "Plan"), and subject to the approval of the Committee (as that term is herein defined) the Employee shall be granted, on the Effective Date, options to purchase fifty thousand (50,000) shares of common stock of the Employer at a price per share equal to the fair market value of the shares on the Effective Date, such options to be exercisable as follows:

                  16,667 options exercisable on June 30, 2006;

                  16,667 options exercisable on June 30, 2007; and

                  16,666 options exercisable on June 30, 2008.

        In addition to the foregoing consideration, and subject to the eligibility requirements that may be applicable, the Employee may be entitled to participate during the Term in any plan or arrangement of the Employer relating to a stock options, stock purchases, pension, thrift, or profit sharing benefits, or other benefits under qualified or non-qualified deferred compensation plans, group life insurance, medical coverage, education or any other employee benefits that the Employer may, at its sole and unfettered discretion, adopt or make available for the benefit of the Employee.

        Participation in discretionary bonuses, retirement and other employee benefit plans and fringe benefits shall not reduce the salary payable to the Employee under this Section 4, except as provided in Section 4 (A) herein.

5. Discretionary Bonuses. During the Term of this Agreement, the Employee may be entitled to receive an annual cash bonus of up to 40% of the Employee's then annual base salary, based on the Employee's contribution to the accomplishment of key annual corporate objectives mutually determined by the Employee and the Employer. The determination of whether to pay a discretionary bonus, and the amount of the bonus, if any, shall be made by the Employer in its sole and absolute discretion. During the Term of this Agreement, the Employee also may be entitled to participate on the same terms and conditions as other similarly situated eligible executive employees of the Employer in any other incentive compensation and bonus programs authorized and declared by the Board of Directors or Compensation Committee of the Employer for executive employees. The determination of whether the Employee is eligible to participate in any such incentive compensation and bonus programs, and the amount of incentive compensation and bonus paid, if any, shall be made solely by the Employer. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such incentive compensation or bonus programs when and as declared.


6.      Participation in Retirement and Employee Benefit Plans; Fringe Benefits.

        Subject to the eligibility requirements that may be applicable, the Employee may be entitled to participate during the Term in any plan or arrangement of the Employer relating to stock purchases, pension, thrift, or profit sharing benefits, or other benefits under qualified or non-qualified deferred compensation plans, group life insurance, medical coverage, education or any other employee benefits that the Employer may adopt or make available for the benefit of the Employee or of similarly situated executive employees generally.

        The Employer fully reserves its rights to change, modify or discontinue any of its stock purchase, retirement, employee benefit or other fringe benefit plans during the Term of this Agreement in its sole and absolute discretion, and in accordance with applicable law.

7. Standards. The Employee shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards as are established from time to time by the Chief Executive Officer and President and/or the Board of Directors of the Employer, in their respective sole and absolute discretions.

8. Voluntary Absences; Vacations. The Employee shall be entitled to an annual paid vacation during the Term of this Agreement in accordance with the Employer's policy of executives of four (4) weeks per year or such longer period as the Board of Directors may approve or such longer periods to which the Employee may be entitled as an employee of the Employer. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

9.      Termination of Employment.

        The Employee's employment with the Employer may terminate either by either:

            (a) termination by the Employer either (i) for Cause (as defined in Section 9(a)(iii) below) or (ii) without Cause;

              (b) termination by the Employee either for (i) Good Reason (as defined in Section 9(b) below or (ii) Not Good Reason (as defined in Section 9(b); or

              (c)     in the event of death or disability of the Employee.



        (a)  Termination by the Employer.

        (i) The Employer may terminate the Employee's employment at any time, but any termination by the Employer other than termination for Cause (as defined in Section 9(a)(iii) below) shall not prejudice the Employee's right to receive compensation and other benefits under this Agreement, except as stated otherwise in this Agreement. In the event of a termination for Cause, the Employee shall have no right to receive payment, compensation or other benefits, including payment of legal fees and expenses incurred, for any period after termination for Cause except as otherwise required by law. Where the Employee's employment, is terminated other than termination for Cause, the Employer shall continue to be subject to any independent obligation to the Employee under any employee benefit plan in which the Employee is then a participant. Where the Employee's employment is terminated for Cause, the Employer shall have no obligation to continue to be subject to any independent obligations to the Employee under any employee benefit plan for which the Employee is then a participant, except as otherwise required by law.

        (ii) In the event that the Employee's employment ceases by reason of the Employer's termination of the Employee's employment during the Term other than for Cause, the Employer shall be obligated in lieu and replacement of the Employee's entitlement to any compensation and other benefits under this Agreement pursuant to Section 9(a)(i), to make severance payments to the Employee in an amount equal to the Employee's then current annual base salary multiplied by a fraction, the denominator of which shall be 12 and the numerator of which shall be the number of months remaining in the Term (collectively, the "Severance Payments"). Notwithstanding the foregoing, if the Employee's employment ceases by reason of the Employer's termination of the Employee's employment other than for Cause, the amount paid in Severance Payments to the Employee under this Section shall not be less than the Employee's annual base salary for a period of one and one-half (1 1/2) years and shall not exceed the Employee's then annual base salary for a period of two (2) years. The amount paid in Severance Payments to the Employee under this Section shall be paid after termination of employment in equal monthly installments according to the Employer's normal payroll practices then in effect. However, if either party provides the other party with written notice of the party's non-concurrence in the automatic extension of the Term, as set forth in Section 3 of this Agreement, notwithstanding the foregoing, the Employer shall make Severance Payments under this Section for a period of one (1) year. However, if the Employer's termination of the Employee's employment without Cause occurs in connection with, or within one and one-half (1 1/2) years after, a "Change in Control" as defined in Section 12(b) hereof, the amount payable to the Employee shall be determined exclusively under Section 12(a) as limited by Section 12(c) hereof, and the Employer shall not be required to make the payments set forth in this Section. The Severance Payments under this Section 9(a)(ii) shall not be reduced by any compensation which the Employee may receive for other employment with another employer after termination of his employment with the Employer. In addition, the Employee shall be entitled to have all existing retirement or employee benefits of the type referred to in Section 6 hereof continued for the remainder of the Term when the Agreement is terminated, except as otherwise required by law or provided in the related retirement or other employee benefit plans or agreements. Notwithstanding the foregoing, the Employer shall have no obligation to make any contributions to any retirement plan applicable to the Employee after the date the Employee ceases to be employed by the Employer except as may be required by such applicable plan. Notwithstanding anything stated herein to the contrary, and for purposes of clarity, should the Employer terminate the Employment of the Employee for Cause, the Employee shall not be entitled to receive Severance Payments. In the event of a retirement plan, the Employee shall be entitled to contributions made by the Employer to the retirement plan on the Employee's behalf prior to the date of the Employee's termination, which have vested and for which the Employee is otherwise eligible in accordance with the written terms of the official plan documents governing any applicable retirement plan. The Employer shall have no obligation to make the Severance Payments set forth in this Section unless the Employee fully complies with his obligations under this Agreement, including, but not limited to, his obligations under Sections 10 and 11 of this Agreement.

        (iii) References in this Agreement to "termination for Cause" shall mean termination on account of acts or omissions of the Employee which constitute Cause as defined below. Any determination with respect to a termination for Cause shall require the approval of the Board of Directors of the Employer. "Cause" shall mean any of the following:

                  (A)      conviction of a felony,

                  (B)      theft from the Employer,

                  (C)      breach of fiduciary duty involving personal profit,

                  (D) sustained and continuous conduct by the Employee which adversely affects the reputation of the Employer,

                  (E) continued failure of the Employee to substantially and satisfactorily perform his duties or obligations under this Agreement following twenty (20) days' notice by the Employer to the Employee and a failure by the Employee to correct the deficiency cited in such notice (other than any such failure resulting from the Employee's incapacity due to physical or mental illness).

        (b)      Termination by the Employee.

        The Employee shall have no right to terminate his employment under this Agreement prior to the end of the Term of this Agreement, unless such termination is either for Good Reason (as described in Section 12(a) hereof) (i) in connection with, or within one and one-half (1 1/2) years after, a Change in Control; or (ii) approved by the Board of Directors of the Employer. For purposes of this Agreement, the term "Not Good Reason" shall mean such termination by the Employee of his employment for reasons other than for Good Reason. In the event that the Employee terminates his employment for Not Good Reason, the Employee shall have no right to receive compensation or other benefits, including payment of legal fees and expenses incurred, for any period after such termination except as otherwise required by law. . Where the Employee terminates his employment for Good Reason, the Employer shall continue to be subject to any independent obligation to the Employee under any employee benefit plan in which the Employee is then a participant. Where the Employee terminates his employment for Not Good Reason, the Employer shall have no obligation to continue to be subject to any independent obligations to the Employee under any employee benefit plan for which the Employee is then a participant, except as otherwise required by law.

        Notwithstanding anything stated herein to the contrary, and for purposes of clarity, should the Employee terminate his Employment for Not Good Reason, the Employee shall not be entitled to receive Severance Payments as described in Section 9(a)(ii).

       (c)      Death and Disability.

        The Employee's employment under this Agreement may also cease prior to the end of the Term of this Agreement in the event of the Employee's death or upon the Employee becoming "Totally Disabled." For purposes of this Agreement, "Totally Disabled" shall mean such situation where the Employee, because of injury (the "Injury") or sickness (the "Sickness"), the Employee is unable to perform the material duties of her regular occupation for a specified period; and, solely due to injury or sickness, she is unable to earn more than the percentage of their Indexed Covered Earnings (as that term is defined in the Employer's Long-Term Disability Summary Plan Description) from working in her regular occupation. Thereafter, "Totally Disabled" shall mean such situation where the Employee is disabled in that her injury or sickness makes her unable to perform the material duties of any occupation for which she may reasonably become qualified based on education, training or experience; and solely due to such Injury or Sickness, she is unable to earn more than the percentage of their Indexed Covered Earnings (as that term is defined in the Employer's Long-Term Disability Summary Plan Description). For purposes of this Agreement the Employee shall be "Totally Disabled" as of the date he becomes entitled to receive disability benefits under the Employer's long term disability plan. In the event that the Employee's employment is terminated by his death or upon becoming "Totally Disabled," the Employee or the Employee's heirs or estate (as applicable), shall be entitled to receive (i) any accrued but unpaid salary for services rendered to the date of termination as determined pursuant to Section 4, (ii) any vacation accrued under the Employer's policy to the date of termination, and (iii) any accrued but unpaid expenses pursuant to Section 14 of this Agreement. The benefits to which the Employee may be entitled upon termination pursuant to the plans and arrangements referred to in Section 6 of this Agreement shall be determined and paid in accordance with the terms of such plans and arrangements.

        (d) The Employer shall have no obligation to make the payments set forth herein if the Employee is in material breach of the Employee's obligations under this Agreement. The Employee shall be obligated to execute a general release of claims in favor of the Employer, its current and former parents, subsidiaries, subdivisions, divisions, shareholders, Board of Directors, or affiliated entities or persons, and the current and former directors, officers, employees and agents of the Employer, in a form acceptable to the Employer (the "Release"), as a condition to receiving the Severance Payments described above.

10.      Confidential Information and Non-Competition.

        (a) "Confidential Information" shall mean trade secrets or confidential information relating to the Employer, its customers, affiliates and their respective businesses, including, but not limited to, the identity of the Employer's customers; the entity of distributors and suppliers of the Employer; the identity of representatives responsible for entering into contracts with the Employer; specific customer, distributor and supplier needs and requirements; the details of contracts and proposals between the Employer and its customers, distributors and suppliers; selling and marketing strategies, prices, costs, and profit margins; the names, addresses and other contact information of purchasing agents, vendors or other entities; purchasing techniques, methods, procedures and processes, manufacturing and production techniques, methods, procedures and processes; other techniques, methodologies and processes used by the Employer in the conduct of its business; techniques, methods, procedures, know-how, show-how, prototypes and technical specifications; computer data, software, software codes, computer models, research projects, data processing and other programs; production and manufacturing equipment and operating practices; information with respect to products and product formulae, designs, plans for future business, new business, products or other developments; new or innovative ideas, customer proposals, marketing plans and ideas, future developments or strategies; information pertaining to research and development, acquisitions or divestitures, marketing and sales, cost cutting, revenue generation, or other matters concerning the Employer's planning and strategy; and other nonpublic financial and other information of the Employer disclosed to or known by the Employee as a consequence of or through the Employee's employment (or other service relationship) with the Employer (including information conceived, originated, discovered or developed by the Employee), which information is not generally known in the relevant trade or industry or public knowledge. The Employee acknowledges and agrees that the Confidential Information is not generally known or available to the public, but has been developed, compiled or acquired by the Employer at its great effort and expense. Confidential Information can be in any form: oral, written or machine readable, including electronic files.

        (b) The Employee acknowledges and agrees that the Employer is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Employer at its great effort and expense. The Employee further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information, other than in connection with the Employer's business or as specifically authorized by the Employer, will be highly detrimental to the Employer, and that serious loss of business and goodwill and pecuniary damage may result therefrom. During the Employee's employment with the Employer and thereafter, the Employee shall hold for the benefit of the Employer, and not for the Employee's own benefit or disclosure to third parties, all Confidential Information relating to the Employer and its business, including all Confidential Information of customers of the Employer (i) obtained by the Employee during the Employee's employment with the Employer and (ii) not otherwise public knowledge or generally known in the trade or industry. The Employee shall not, without the prior written consent of the Employer, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than the Employer and those designated by it. In the event the Employee is compelled by order of a court or other governmental or legal body to communicate or divulge any such Confidential Information to anyone other than the Employer and those designated by it, the Employee shall promptly notify the Employer of any such order and the Employee shall cooperate fully with the Employer in protecting such information to the extent possible under applicable law and will only disclose that portion of the Confidential Information necessary to satisfy any such order.

        (c) Upon termination of the Employee's employment with the Company, or at any time the Company requests, all equipment, property, documents, files, records, notes, memoranda, designs, reports, price lists, cost sheets, prototypes, blue prints, technical specifications, estimates, databases, home office equipment, automobiles, computer equipment, computer files, computer programs, plans, other documents, and all other property and Confidential Information of the Employer (including all copies in all forms in the Employee's possession or control), whether prepared by the Employee solely or jointly with others, shall be left with or promptly returned to the Employer and shall at all times be the property of the Employer.

        (d) The Employee acknowledges and agrees that the Employer is engaged in a highly competitive business, and by virtue of the Employee's position and responsibilities with the Employer, and the Employee's access to Confidential Information, the Employee's engaging in any business which is directly or indirectly competitive with the Employer will cause it great and irreparable harm. During the period of employment as an officer and/or employee of the Employer, the Employee will devote his available business time and best efforts to promoting and advancing the business of the Employer. During the Term of this Agreement and for the duration of the Severance Payments made to the Employee in accordance with Section 9, or in the event of a Change in Control in accordance with Section 12 for a period of two (2) years, the Employee agrees that he or she will not, in any jurisdiction around the world in which the Employer conducts business, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, engage in any business or other commercial activity which is or may be competitive with the products and services being designed, conceived, marketed, distributed or developed by the Employer at the time of termination of such employment, unless written approval is obtained from the Company's Board of Directors. Notwithstanding the foregoing, if either party provides the other party with written notice of the non-concurrence in the automatic extension of the Term, as set forth in Section 3 of this Agreement, the duration of the restriction in this Section 12(d) shall be for the duration of the Term and for a period of one (1) year from the date of expiration of the Term. For purposes of this Section, competitive products and services shall be defined to mean non-photographic imaging, computer-to-plate, direct-to-press, thermal laser or chemistry-free printing plate technology products and services, or any other products and services substantially similar to the products and services designed, conceived, marketed, distributed or developed by the Employer at the time of termination of the Employee's employment. The Employee acknowledges, understands and agrees that accepting such competitive employment would cause him to inevitably use, misappropriate and disclose the Employer's Confidential Information which the Employee came to learn during his employment with the Employer.

        (e) The Employee acknowledges and agrees that during the course and solely as a result of the Employee's employment with the Employer, the Employee has and will become aware of some, most or all of the customers of the Employer, their names and addresses, their representatives responsible for engaging the services of the Employer and their specific needs and requirements. The Employee further acknowledges and agrees that the loss of such customers will cause the Employer serious loss of business and will be detrimental to the Employer's goodwill and will cause great and irreparable harm. During the Term of this Agreement and for a period of two (2) years after termination of employment (for any reason whatsoever), the Employee will not directly or indirectly either for himself or for any other person or commercial enterprise (1) divert or take away, or attempt to divert or take away, any of the Employer's customers or business in existence at the time of termination of such employment that the Employee had contact with, for whom the Employee performed services during his employment with the Employer and/or that were made known to the Employee by the Employer during his employment with the Employer; and/or (2) solicit or attempt to solicit, ask for, accept, or seek to do business with, for the purpose or effect of engaging in competition with the Employer, any of the Employer's customers or business in existence at the time of termination of such employment with whom the Employee had contact, for whom the Employee performed services during his employment with the Employer and/or that were made known to the Employee by the Employer during his employment.

        (f) The Employee acknowledges and agrees that during the course and solely as a result of the Employee's employment with the Employer, the Employee has and will become aware of some, most or all of the employees of the Employer, and has and will acquire knowledge of their qualifications, skills, abilities, salaries, commissions, benefits and other matters with respect to such employees not generally known to the public. The Employee further acknowledges and agrees that any solicitation, luring away or hiring of such employees of the Employer will cause serious loss of business and will be detrimental to the Employer's goodwill and will cause great and irreparable harm. During the Term of this Agreement and for a period of two (2) years after termination of employment (for any reason whatsoever), the Employee will not directly or indirectly either for himself or for any other person or commercial enterprise (1) solicit or induce any employee to terminate his or her employment relationship with the Employer, and/or (2) recruit, attempt to recruit, hire, or attempt to hire any employee of the Employer other than on behalf of the Employer.

        (g) The Employee hereby acknowledges and agrees that the type and periods of restrictions imposed in Sections 10(a) through 10(f) of this Agreement are fair and reasonable and are reasonably required for the protection of the Employer's Confidential Information and the goodwill associated with the business of the Employer. Further, the Employee acknowledges and agrees that the restrictions imposed in Sections 10(a) through 10(f) will not prevent him from obtaining suitable employment after his employment with the Employer ceases or from earning a livelihood. The Employee hereby acknowledges, agrees and understands that he would not be entitled to the Severance Payments (as described in Section 9(a)(ii)) or the Change in Control payment (as described in
Section 12(a)), except for his agreement to fulfill his obligations under Sections 10(a) through 10(f) and Section 11 of this Agreement.

11. Assignment of Inventions. The Employee expressly understands and agrees that any and all right or interest he may obtain in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, works of authorship, documentation, formulae, data, designs, techniques, discoveries, improvements or intellectual property rights of any kind or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including, but not limited to, the Semiconductor Chip Protection Act) or subject to analogous protection) that he, whether alone or jointly with others, authors, conceives, devises, develops, reduces to practice, or otherwise obtains during the Employee's employment with the Employer, and that (i) relate to or arise out of his employment with the Employer; (ii) relate to the Employer's present or planned business or any of the products or services being designed, conceived, developed, marketed, manufactured or distributed by the Employer or that may be used in relation therewith; (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for or by the Employer; (iv) result from activities engaged in during the Employer's time; and/or (v) result from use of Confidential Information of the Employer whether such use occurred prior to or during the Employee's employment with the Employer (the "Inventions"), are and shall immediately become the sole and absolute property of the Employer and its assigns, as works made for hire or otherwise.

        The Employee hereby assigns to the Employer the sole and exclusive right to such Inventions. The Employee agrees that he will promptly disclose to the Employer any and all such Inventions, and that, upon request of the Employer, the Employee will execute and deliver any and all documents or instruments and take any other action which the Employer shall deem necessary to assign to and vest completely in the Employer, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Employer's trade secrets and proprietary interest in such Inventions. The Employer agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Employee for any assistance rendered to the Employer pursuant to this Section.

        In the event the Employer is unable, after reasonable effort, to secure the Employee's signature on any letters, patent, copyright or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Employer and any of its officers as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee. The obligations in this Section shall continue beyond the termination of the Employee's employment.

12.      Change in Control.

        (a) (i) If during the Term of this Agreement there is a Change in Control of the Employer, and the Employee's employment with the Employer is terminated involuntarily (other than for Cause), or voluntarily for Good Reason (as defined below), in connection with or within one and one-half (1 1/2) years after such Change in Control, then the Employee shall be entitled to receive a lump sum cash payment as provided in Section 12(a)(ii) below. The Employer shall have no obligation to make the payment set forth in this Section unless the Employee fully complies with his obligations under this Agreement, including, but not limited to, his obligations under Sections 10 and 11 of this Agreement. The Employer shall have no obligation to make the payment set forth in this
Section in the event of the Employee's death or upon Employee becoming "Totally Disabled" (as described in Section 9(a)(c)) on the date of a Change in Control or within one and one-half (1 1/2) years after such Change in Control. In such event, the payments and benefits, if any, to which the Employee may be entitled shall be determined in accordance with Section 9(c) of this Agreement. (ii) Subject to
Section 12(c) hereof, the lump sum cash payment (the "Payment") shall be in an amount equal to three (3) times the Employee's average annual base salary paid to the Employee by the Employer over the five (5) most recent years ending prior to such Change in Control of the Employer (or such portion of such period during which the Employee was a full-time employee of the Employer), less one dollar. In addition, in the event of a Change in Control, all existing options that have been granted to the Employee shall be subject to immediate vesting.

        (iii) As used herein, the term "Good Reason" means, unless previously consented to in writing by the Employee, the occurrence of any one of the following:

             (A) the assignment to the Employee of duties and responsibilities that are not at least substantially equivalent to the Employee's duties and responsibilities with the Employer immediately prior to such Change in Control;

             (B) the failure to continue the Employee in a position and title that is at least substantially equivalent to the position held by the Employee with the Employer immediately prior to such Change in Control, except in connection with the termination of the Employee's employment for Cause or as a result of death or permanent disability;

             (C) a reduction in or failure to pay currently total annual cash compensation in an amount equal to or greater than the sum of (i) the Employee's salary at the highest annual rate in effect during the 12-month period immediately prior to such Change in Control, and (ii) the bonus paid to similarly situated employees pursuant to the acquiring Employer's executive bonus plan for the fiscal year ending immediately prior to such Change in Control;

             (D) the Employee's benefits under any employee benefit or welfare plan of the acquiring Employer are less, or are reduced to less (subject to Employer's right to provide equivalent benefits in cash or otherwise in kind), other than reductions mandated by a change in law, than the benefits of similarly situated employees under any employee benefit or welfare plan of the acquiring Employer in effect immediately prior to such Change in Control;

             (E) the Employee is reassigned to a place of business which is more than thirty-five (35) miles from a major city in the United States as defined by the twenty-six (26) Standard Metropolitan Statistical Areas; or

             (F) any material breach by the Employer of this Agreement.

        (iv) Payment under this Section 12(a) shall be in lieu of any amount owed to the Employee as severance payments for termination without Cause under
Section 9(a) hereof. However, payment under this Section 12(a) shall not be reduced by any compensation which the Employee may receive from other employment with another employer after termination of his employment with the Employer. The Employer shall have no obligation to make any contributions to any retirement plan that may be applicable to the Employee after a Change in Control of the Employer. The Employee shall be entitled to contributions made by the Employer to any retirement plan that may be applicable to the Employee on the Employee's behalf prior to a Change in Control of the Employer, which have vested and for which the Employee is otherwise eligible in accordance with the written terms of the official plan documents governing any applicable retirement plan.

        (b) A "Change in Control of the Employer," for purposes of this Agreement, shall be deemed to have taken place if as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Employer before such transaction shall cease to constitute a majority of the Board of Directors of the Employer or any successor institution.

        (c) Notwithstanding any other provisions of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Employer, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 12(c) ("Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Employer for the direct or indirect provision of compensation to the Employee (including groups or classes of participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a "Benefit Plan"), the Employee shall not have any right to receive any payment or other benefit under this Agreement, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Plans, would cause any payment to the Employee under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"), as determined by a nationally recognized accounting firm selected by the Board. In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause the Employee to be considered to have received a Parachute Payment under this Agreement, then the Employee shall have the right, in the Employee's sole discretion, to designate those payments or benefits under this Agreement, any Other Agreements, and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Employee under this Agreement be deemed to be a Parachute Payment.

        (d) The Employer shall have no obligation to make the payments set forth herein if the Employee is in material breach of the Employee's obligations under this Agreement. The Employee shall be obligated to execute a general release of claims in favor of the Employer, its current and former parents, subsidiaries, subdivisions, divisions, shareholders, Board of Directors, or affiliated entities or persons, and the current and former directors, officers, employees and agents of the Employer, in a form acceptable to the Employer (the "Release"), as a condition to receiving the payments set forth in this Section.

13. Remedies. The Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Employer and that any breach of Sections 10 through 11 of this Agreement will result in irreparable and continuing harm to the Employer, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of Sections 10 and 11 by the Employee, the Employer and the Employee agree that the Employer shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, whether temporary, preliminary or permanent, enjoining or restraining such breach or anticipatory breach, and the Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys' fees, incurred by the Employer to enforce the provisions of Sections 10 and 11.

14. Expenses; Automobile Allowance.

   (a) The Employee is authorized to incur, during the Term of this Agreement, reasonable expenses for promoting the business of the Employer, including without limitation expenses for entertainment, travel and similar items. The Employer will promptly reimburse the Employee for all such expenses, upon the presentation by the Employee, from time to time, of an itemized account of such expenses.

   (b) During the Term of this Agreement, the Employer shall buy or lease a full size luxury vehicle of the Employer's choosing for the Employee's exclusive use and/or, at the Employee's option, provide the Employee with a monthly automobile allowance in an amount sufficient to pay the Employee's costs for the purchase or lease of such a vehicle, and the Employer shall reimburse the Employee (upon submission by him of reasonably itemized accounts thereof) for all maintenance, repairs, insurance, gasoline, tolls, parking and other reasonable upkeep and related expenses on such vehicle.

15. Legal Expenses. The Employer shall indemnify and hold harmless the Employee from and against any and all reasonable costs and liabilities, including without limitation reasonable attorneys' fees, arising out of or in connection with becoming, being or having been an officer or director of the Employer, except in relation to matters as to which the Employee shall be finally adjudged not to have acted in good faith in the reasonable belief that his action or failure to act was in the best interest of the Employer.

16. Successors and Assigns; Assumption by Successors. All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors or assigns. This Agreement may not be assigned or pledged by the Employee. The Employer will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. References herein to the Employer will be understood to refer to the successor or successors of the Employer, respectively.

17. Other Contracts. The Employee shall not, during the Term of this Agreement, have any other paid employment (other than with a subsidiary or affiliate of the Employer), except with the prior approval of the Board of Directors of the Employer.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior employment agreements and understandings, whether written or oral, except for the Employer's Code of Business Conduct and Ethics, Corporate Communications Disclosure Procedures ,Insider

Trading Policy Statement, and 2003 Stock Option and Incentive Plan, which shall remain in full force and effect, each of which are incorporated herein by reference.

19. Amendments or Additions. There are currently no oral representations, agreements or understandings which affect the enforceability of this Agreement, and no alteration or variation of the terms of this Agreement can be valid unless made in writing and signed by both parties, wherein specific reference is made to this Agreement.

20. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

21. Severability. Each promise and provision contained in this Agreement shall be enforceable independently of every other promise and provision in this Agreement. If any provision contained in this Agreement is determined to be partially or totally invalid or unenforceable in any respect, such determination shall not affect any other provision of this Agreement, but this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

22. Governing Law. This Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Hampshire, without giving effect to the conflicts of laws principles thereof.

23. Arbitration of Disputes and Jury Waivers.

        (a) The parties hereto agree to arbitrate any dispute, claim, or controversy ("claim") against each other arising out of the cessation of the Employee's employment, any claim of unlawful discrimination or harassment that might or did arise during or as a result of the Employee's employment which could have been brought before an appropriate government administrative agency or in an appropriate court, including but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended, as well as any claim or controversy arising under this Agreement. The Arbitration shall be arbitrated by one arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision or award of the arbitration shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any claims under Sections 10 and 11 of this Agreement shall not be subject to arbitration, but shall be subject to the remedies set forth in Section 13 hereof.

        (b) If for any reason this arbitration provision is declared unenforceable, the Employee agrees to waive any right he may have to a jury trial with respect to any dispute or claim against the Employer relating to this Agreement, his employment, termination or any terms and conditions of employment, including, but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended.

        (c) The Employee has been advised of his right to consult with counsel regarding this Agreement. The Employee's acceptance of this Agreement can be revoked any time within seven (7) days of signing this Agreement, but such revocation must be signed and in writing. The Employee has been afforded at least twenty-one (21) days to consider this Agreement.

                           [Signature page to follow.]

                  IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Agreement this 2nd day of February, 2005.

                                      PRESSTEK, INC. (the "Employer")


                                      By: /s/ Edward J. Marino
                                          --------------------------
                                          EDWARD J. MARINO
                                          Chief Executive Officer and President


                                          /s/ G. Michael McCarthy
                                          --------------------------
                                          G. MICHAEL MCCARTHY
                                          (the "Employee")

                                       16